Exhibit 10.29
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") dated this 10th day of December 2014 by and between Aetna Inc., a Pennsylvania corporation, (“the Company”) and Karen S. Rohan ("Executive") (certain capitalized terms used herein being defined in Article 6).

WHEREAS, the Board desires to employ Executive as the Company’s President on the terms and conditions set forth below, and Executive desires to accept such employment; and

WHEREAS, the Company and Executive desire to enter into this Agreement embodying the terms of such employment.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

POSITION; TERM OF AGREEMENT

SECTION 1.01. Position. (a) Effective on the 1st day of January, 2015 (the “Effective Date”), Executive shall commence her duties as the Company’s President.

(b)    In such position, Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Board and shall report to the Chief Executive Officer.

(c)    During the Employment Term, Executive will devote substantially all of her business time to the performance of her duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall be deemed to preclude Executive, subject to the prior written consent of the Board, from serving on any business, civic or charitable board, as long as such activities do not materially interfere with the performance of Executive's duties hereunder. If the Company concludes that it is desirable, upon Company's request, Executive will resign from any board of directors on which she serves as soon as reasonably practicable considering her fiduciary duty to such board’s company or civic or charitable organization, as the case may be.

SECTION 1.02. Term. Executive shall continue to be employed by the Company for a period commencing on the Effective Date and, subject to earlier termination or extension as provided herein, ending on December 31, 2015 (the "Employment Term"). On December 31, 2015 and on December 31st of each subsequent year, the Employment Term shall automatically be extended for one additional year unless not later than 90 days prior to such date the Company, or 85 days prior to such date Executive, shall have given written notice of its or her intention not so to extend the Employment Term. Unless earlier terminated, the Employment Term shall automatically end on Executive’s sixty-fifth (65th) birthday.

ARTICLE 2

COMPENSATION AND BENEFITS

SECTION 2.01. Base Salary. Starting on the Effective Date, the Company shall pay Executive an annual base salary (the "Base Salary") at the initial annual rate of $900,000 payable in equal monthly installments or otherwise in accordance with the payroll and personnel practices of the Company from time to time. Base Salary shall be reviewed annually by the Board or a committee thereof to which the Board may from time to time have delegated such authority (the "Committee") for possible increase in the sole discretion of the Board or the Committee, as the case may be. Executive’s Base Salary, as in effect from time to time, may not be reduced by the Company without Executive’s consent, except in the event of a ratable reduction affecting all senior officers of the Company.

SECTION 2.02. Bonus. Subject in each case to Executive's continued employment as contemplated hereby:

(a)    During the Employment Term, Executive shall be eligible to participate in the Company's annual incentive plan, with a target annual bonus opportunity of at least 120% of Base Salary (the “Annual Bonus”). Payment is subject to meeting performance measures established from time to time by the Board or the Committee. Executive is not guaranteed the payment of any Annual Bonus.

(b)    Executive shall be eligible to participate at a level commensurate with her position in the Company's long-term incentive program. Executive’s 2015 Long-term Incentive Award opportunity will be $5,000,000. As further compensation, Executive will be provided other compensation arrangements, including equity-based programs, in which substantially all senior executives of the Company are generally eligible to participate.

SECTION 2.03. Employee Benefits. Executive shall be eligible for employee benefits (including, but not limited to, fringe benefits, vacation, qualified and non-qualified 401(k) plan participation and life, health, accident and disability insurance) no less favorable than those benefits made available generally to senior officers of the Company.

SECTION 2.04. Business Expenses; Office. (a) Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of her duties hereunder shall be reimbursed by the Company in accordance with Company policies as in effect from time to time. In the course of performing her duties, Executive shall have reasonable access to Company provided ground and air transportation.

(b)	The Company shall provide Executive with appropriate office facilities and support at the Company’s headquarters which shall be Executive’s principal job location.

ARTICLE 3

CERTAIN BENEFITS

SECTION 3.01. Certain Events. A "Qualifying Event" means any of the following events:

(a)	The involuntary termination of Executive's employment by the Company, other than (y) for Cause, or (z) by reason of Executive's death or Disability; or

(b)
Executive's voluntary termination of employment for Good Reason, provided that Executive shall have provided the Company with notice of any event constituting Good Reason no later than 30 days following the occurrence of such event and such termination occurs within 60 days after the occurrence of any event constituting Good Reason (that has not otherwise been cured by the Company prior to the end of such 60-day period).

SECTION 3.02. Separation Payments. Except to the extent provided in Article 4 and Section 6.08, Executive shall be entitled to the benefits set forth below (the "Separation Benefits") upon termination of employment:

(a)    Upon any termination of employment including by reason of death or Disability, Executive's voluntary termination of employment (with or without Good Reason) or upon involuntary termination of Executive's employment by the Company, Executive shall be entitled to:

(i)    Executive’s earned but unpaid Base Salary and other vested but unpaid cash entitlements (including any earned but unpaid cash Annual Bonus for the performance year prior to the year in which Executive terminates employment) for the period through and including the date of termination of Executive’s employment (other than entitlements referenced in Section 3.02(b) below) (the “Accrued Compensation”); and

(ii)    Executive’s other vested benefits earned by Executive for the period through and including the date of Executive’s termination of employment, which shall be paid in accordance with the terms of the applicable plans, programs or arrangements (the “Accrued Benefits”).

(b)    Upon a Qualifying Event, the Company shall pay Executive in addition to the amounts set forth in Section 3.02(a) above:

(i)
Cash compensation through the second anniversary of such Qualifying Event (the "Payment Period") in equal installments during the Payment Period in accordance with the applicable Company payroll, in an aggregate amount equal to two times the sum of (y) the highest Base Salary in effect during the six-month period immediately prior to the time of such termination of employment and (z) the Executive’s target Annual Bonus opportunity for the year of termination of employment, on the condition that Executive has delivered to the Company a release substantially in the form as attached hereto as Exhibit A (with such changes as may be required under applicable law) of any employment-related claims, provided that this release must be signed within 30 days after the Executive’s separation from service and any payment that otherwise would be made within such 30-day period shall by paid at the expiration of such 30-day period with interest at the Stated Interest Rate (as defined below), subject to Executive’s execution of such release;

(ii)
A “Pro-Rata Bonus Amount” for the year of Executive’s termination of employment calculated as Executive’s Annual Bonus opportunity multiplied by a fraction, the numerator of which is the number of days in the year through the date of Executive’s termination of employment and the denominator of which is 365, provided that, to the extent 162(m) is applicable to such payment, the minimum 162(m) performance criteria established under the Aetna Inc. Annual Incentive Plan (162(m)) or any such successor plan applicable to Executive with respect to such year are satisfied. In the event that Executive’s termination of employment occurs prior to the determination of performance criteria applicable to the performance period for the year of Executive’s termination of employment, the performance criteria applicable to Executive in respect of the pro-rata bonus shall be at least as favorable to Executive as the most favorable performance criteria applicable for that year to any award to a named executive officer of the Company, within the meaning of Section 402(a)(3) of Regulation S-K. Payment of this pro-rata bonus amount, if any, shall be made to Executive within 45 days following the completion of the performance period in which Executive’s termination of employment occurs; and

(iii)	With respect to equity awards made before or after the Effective Date, Executive shall be treated as eligible for “retirement” under the vesting and exercise terms of any such equity award.

To the extent that Executive is a “Specified Employee” within the meaning of Section 409A of the Code at the time of her separation from service, to the extent required by Section 409A and the regulations issued thereunder, the payments to which Executive would otherwise be entitled during the first six months following her separation of service shall be deferred and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month with the seventh month’s payment, with interest on such deferred compensation at the rate paid pursuant to the stable value fund of the Company’s 401(k) plan or, if such fund no longer exists, the fund with the investment criteria most clearly comparable to that of such fund (the “Stated Interest Rate”).

SECTION 3.03. Non-Renewal Payments. In the event of the expiration of the Employment Term as a result of delivery of the Company’s notice of its intention not to extend the Employment Term pursuant to Section 1.02 and if as a result, Executive elects to terminate her employment as of the end of the Employment Term, Executive shall be entitled to the amounts and benefits equal to those set forth in Section 3.02 (a) and (b); provided, however, that this Section 3.03 shall be inapplicable to any termination of employment on or subsequent to Executive’s sixty-fifth (65th) birthday.

ARTICLE 4

SUCCESSORS AND ASSIGNMENTS

SECTION 4.01. Successors. The Company will require any successor (whether by reason of a change in control, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Company’s rights hereunder shall not otherwise be assignable without Executive’s consent.

SECTION 4.02. Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive's devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive's estate. Executive's rights hereunder shall not otherwise be assignable.

ARTICLE 5

MISCELLANEOUS

SECTION 5.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed if to the Company, to:

Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156
Fax: 860-273-8340
Attn: General Counsel

if to Executive, to Executive's last known address as reflected on the books and records of the Company or such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. With a copy to Thomas A. Hickey, Esq., Gunster, Yoakley & Stuart, P.A., 777 South Flagler Drive, Suite 500 East, West Palm Beach, FL 33401.

Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 5.02. Legal Fees and Expenses. The Company shall pay all legal fees, costs of litigation, arbitration (i.e., American Arbitration Association and arbitrator fees), prejudgment interest, and other expenses which are reasonably incurred by Executive as a result of any conflict between the parties pertaining to this Agreement or in connection with the termination of Executive’s employment if Executive is the prevailing party as determined by the arbitrator. In addition, the Company shall pay Executive’s reasonable legal fees and expenses associated with entering this Agreement.

SECTION 5.03. Arbitration. Except as provided in any agreement referenced in Section 5.15, any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within 50 miles from the location of Executive's principal place of employment with the Company, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding, shall be binding on the Company and Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. Notwithstanding the foregoing of this Section 5.03, each of the parties agrees that, prior to submitting a dispute under this Agreement to arbitration, the parties agree to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the Employment Mediation Rules of the American Arbitration Association to take place in Hartford, CT, or such other city which is the employee’s principle place of employment (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination of employment or other action of the Company or affect the Company’s other rights under this Agreement). Except as provided in Section 5.02, each party shall pay its own expenses of such mediation and/or arbitration and all common expenses of such mediation and/or arbitration shall be borne equally by Executive and the Company.

SECTION 5.04. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive's beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

SECTION 5.05. Non-Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive's rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify; provided, however, that the Separation Benefits shall be in lieu of any severance benefits under any such plans, programs, policies or practices. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan), at or subsequent to the date of termination of Executive's employment shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

SECTION 5.06. Employment Status. Nothing herein contained shall interfere with the Company's right to terminate Executive's employment with the Company at any time, with or without Cause, subject to the Company's obligation to provide Separation Benefits and other benefits provided hereunder, if any. Executive shall also have the right to terminate her employment with the Company at any time without liability, subject only to her obligations under the employee covenants or obligations contained in any equity or other awards granted to Executive or any other obligation agreed to by Executive before or after the Effective Date.

SECTION 5.07. Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, including, but not limited to, Executive’s eligibility for any retiree health benefits.

SECTION 5.08. Entire Agreement. This Agreement represents the entire agreement between Executive and the Company and its affiliates with respect to Executive's employment and/or severance rights, and, as of the Effective Date, supersedes all prior discussions, negotiations, and agreements concerning such rights.

SECTION 5.09. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

SECTION 5.10. Waiver of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

SECTION 5.11. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 5.12. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Connecticut without reference to principles of conflicts of laws.

SECTION 5.13. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

SECTION 5.14. Indemnification. During the Employment Term and for so long thereafter as Executive may have any liability as a result of her service: (a) the Company shall indemnify Executive (and Executive's legal representatives or other successors) to the fullest extent permitted by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the Effective Date; and (b) Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by Executive or Executive's legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or Executive's legal representatives or other successors) may be made a party by reason of Executive's serving or having served as a director, officer or employee of the Company, or any Subsidiary or Executive's serving or having served any other enterprise as a director, officer, employee or fiduciary at the request of the Company. For purposes of this Section 5.14, it is understood and agreed that the Company’s Certificate of Incorporation and By-Laws provide, and shall continue to provide, the maximum indemnification and limit on liability permitted by the Company’s State of Incorporation except that, under the Company’s Certificate of Incorporation, the Company is not obligated to indemnify Executive with respect to claims or actions commenced by Executive, other than mandatory counterclaims and affirmative defenses.

SECTION 5.15. Noncompete. Executive has previously executed a non-competition covenant with the Company. Executive acknowledges that such covenant remains in full force and effect. Executive also acknowledges that the Company may modify such covenant in future equity award agreements to the extent such modification is applicable to senior officers of the Company generally.

SECTION 5.16. Stock Ownership Requirements. Executive acknowledges and understands that the Company has adopted certain Stock Ownership Guidelines for executives and that the Company expects Executive to own shares of stock in the Company (including vested share equivalents) with a dollar value greater than or equal to 400% of Executive’s Base Salary.

SECTION 5.17. Section 409A. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with Section 409A and agrees to maintain, to the maximum extent practicable without violating Section 409A of the Code, the original intent and economic benefit to Executive of the applicable provision. The Company shall not accelerate the payment of any deferred compensation in violation of Section 409A of the Code and to the extent required under Section 409A, the Company shall delay the payment of any deferred compensation for six months following Executive’s termination of employment. When used in connection with any payments subject to Section 409A required to be made hereunder, the phrase “termination of employment” and correlative terms shall mean separation from service as defined in Section 409A. Unless such payments are otherwise exempt from Section 409A, any reimbursements or in-kind benefits provided under Sections 2.03, 2.04, 3.02, 3.03 or 5.02 of this Agreement shall be administered in accordance with Section 409A, such that: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (b) reimbursement of eligible expenses shall be made on or before December 31 of the year following the year in which the expense was incurred; and (c) Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or to exchange for another benefit. For purposes of Section 409A,

Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

SECTION 5.18. No provision of this Agreement may be altered, modified, or amended unless such alteration, modification or amendment is agreed to in writing and signed by each of the parties hereto.

ARTICLE 6

DEFINITIONS

SECTION 6. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

"Accrued Benefits" has the meaning accorded such term in Section 3.02.

"Accrued Compensation" has the meaning accorded such term in Section 3.02.

"Agreement" has the meaning accorded such term in the introductory paragraph of this Agreement.

"Base Salary" has the meaning accorded such term in Section 2.01.

"Board" means, the Board of Directors of the Company.

"Cause" means the occurrence of any one or more of the following:

(a)    Executive's willful and continued failure to attempt in good faith to perform the duties of her position (other than as a result of incapacity due to physical or mental illness or injury) which failure is not remedied within fifteen business days of written notice from the Company;

(b)    Executive's material gross negligence or willful malfeasance in the performance of Executive's duties hereunder;

(c)    With respect to the Company, Executive's commission of an act constituting fraud, embezzlement, or any other act constituting a felony; or

(d)    Executive’s commission of any act constituting a felony (other than a speeding violation or by virtue of vicarious liability) which has or is likely to have a material adverse economic or reputational impact on the Company.

For purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by Executive without reasonable belief that such action or failure to act was lawful and in the best interests of the Company.

For purposes of this definition, wherever the term “Cause” is used in plans or other agreements governing Executive’s rights, the term used in such plans or other agreements shall be no less favorable to Executive than the term Cause herein.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" means, Aetna Inc. (a Pennsylvania corporation)

"Disability" means Long-Term Disability, as such term is defined in the Disability Plan.

"Disability Plan" means the long-term disability plan (or any successor disability and/or survivorship plan adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such Disability Plan).

"Effective Date" has the meaning accorded such term in Section 1.01.

"Employment Term" has the meaning accorded such term in Section 1.02.

"Executive" has the meaning accorded such term in the introductory paragraph of this Agreement.

"Good Reason" means, without Executive's express written consent, the occurrence of any one or more of the following:

(a)    A reduction by the Company of Executive's Base Salary or Annual Bonus from the level in effect immediately prior thereto, except in the event of a ratable reduction affecting all senior officers of the Company;

(b)    Any failure of a successor of the Company to assume and agree to perform the Company’s entire obligations under this Agreement, as required by Section 4.01 hereof, provided that such successor has received at least ten (10) days written notice from the Company or Executive of the requirements of such Section 4.01;

(c)    Executive reporting to any Company officer other than the Company’s Chief Executive Officer;

(d)    Removal of Executive as President (other than in connection with a termination of Executive’s employment for Cause); or

(e)    Any action or inaction by the Company that constitutes a material breach of the terms of this Agreement.

"Payment Period" has the meaning accorded such term in Section 3.02.

"Pro-Rata Bonus Amount" has the meaning accorded such term in Section 3.02.

"Qualifying Event" has the meaning accorded such term in Section 3.01.

"Separation Benefits" has the meaning accorded such term in Section 3.02.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement on this 10th day of December 2014.

EXECUTIVE	AETNA INC.

/s/ Karen S. Rohan	By:	/s/ Mark T. Bertolini
Karen S. Rohan		Name: Mark T. Bertolini
	Its:	Chairman, Chief Executive
Officer and President

Exhibit A: Form of Release

Exhibit A
RELEASE AGREEMENT

In consideration of the severance and other benefits payable to me pursuant to that certain Amended and Restated Employment Agreement dated as of December 10, 2014 by and between Aetna Inc. (the Company) and me and other valuable consideration, the undersigned, Karen S. Rohan, hereby agrees to the following:

1. DEFINITION. In this agreement the word "Company" means collectively Aetna Inc., a Pennsylvania corporation, and any subsidiaries or affiliates (including any company by which I was or am employed), the employees, agents, officers, directors and shareholders of all such entities and any person or entity which may succeed to the rights and liabilities of such entities by assignment, acquisition, merger or otherwise.

2. RELEASE. I hereby release and hold harmless (on behalf of myself and my family, heirs, executors, successors and assigns) now and forever, the Company from and waive any claim, known or unknown, that I have presently, may have or have had in the past, against the Company arising out of, directly or indirectly, my employment with the Company, the cessation of such employment or any act, omission, occurrence or other matter related to such employment or cessation of employment, other than claims I may have to the payment of amounts due and payable in accordance with the terms of the Employment Agreement. Notwithstanding the foregoing, there shall not be a release of any rights of indemnification I may have, any rights to directors and officers liability insurance coverage, any rights to vested benefits or any rights with regard to vested equity.

3. EXTENT OF RELEASE. This agreement is valid whether any claim arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and all other statutes regulating the terms and conditions of my employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and myself.

4. CONSIDERATION. The consideration hereby provided to me under the Employment Agreement is not required under the Company’s standard policies and I know of no circumstances other than my agreeing to the terms of this agreement which would require the Company to provide such consideration.

5. RESTRICTIONS. I have not filed, nor will I initiate or cause to be initiated on my behalf, any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to my employment or the termination thereof (each individually a “Proceeding”), nor will I participate in any Proceeding. I waive any right I may have to benefit in any manner from any relief

(whether monetary or otherwise) arising out of any Proceeding, including any EEOC proceeding. I understand that by entering into this agreement, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company. The foregoing will not be used to justify interfering with any right I may have to file a charge or participate in an investigation or proceeding conducted by the EEOC or the Securities and Exchange Commission.

6. PENALTIES. If I initiate or participate in any legal actions, as described above (other than a class action in which I opt out of when first given the opportunity), the Company shall have the right, but shall not be obligated, to deem this agreement void without effect and to require me to repay to the Company any amounts payment of which was conditioned on the execution of this agreement, and to terminate any benefit or payments (other than with respect to vested benefits) that are otherwise payable under the Employment Agreement.

7. RIGHT TO COUNSEL. The Company advises me that I should consult with an attorney prior to execution of this agreement. I understand that it is in my best interest to have this document reviewed by an attorney of my own choosing and at my own expense, and I hereby acknowledge that I have been afforded a period of at least twenty-one days during which to consider this agreement and to have this agreement reviewed by my attorney.

8. SEVERABILITY CLAUSE. Should any provision or part of this agreement be found to be invalid or unenforceable, only that particular provision or part so found and not the entire agreement shall be inoperative.

9. EVIDENCE. This document may be used as evidence in any proceeding relating to my employment or the termination thereof. I waive all objections as to its form.

10. FREE WILL. I am entering into this agreement of my own free will. The Company has not exerted any undue pressure or influence on me in this regard. I have had reasonable time to determine whether entering into this agreement is in my best interest. I understand that if I request additional time to review the provisions of this agreement, a reasonable extension of time will be granted.

11. REVOCATION. This agreement may be revoked by me within seven days after the date on which I sign this agreement and I understand that this agreement is not binding or enforceable until such seven day period has expired. Any such revocation must be made in a signed letter executed by me and received by the Company at 151 Farmington Avenue, Hartford, Connecticut, Attention: General Counsel, no later than 5 p.m. Eastern Standard Time on the seventh day after I have executed this agreement. I further understand that the payments described above will not be paid to me if I revoke this agreement.

12. NON-ADMISSION. Nothing contained in this agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

13. GOVERNING LAW. This agreement and the Agreement shall be construed in accordance with the laws of the State of Connecticut, applicable to contracts made and entirely to be performed therein.

Karen S. Rohan	Date